Exhibit 10.1

EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (this “Agreement”) is made by and between Healthaxis, Ltd., a Texas limited partnership (the "Company") and an indirect wholly owned subsidiary of HealthAxis Inc., a Pennsylvania corporation (the "Parent"), and Lawrence F. Thompson (the "Executive"), as of the 13th day of May, 2005.

1. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on June 1, 2005 (the “Effective Date”) and ending on the third anniversary of such date, unless terminated sooner by either party as permitted herein (the "Employment Period").

2. Terms of Employment.

     (a) Position and Duties. During the Employment Period, the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the following:

(i) Executive’s title shall be Executive Vice President, reporting to the Company’s President as directed from time to time. The Executive will hold the same title at the Parent company level and any operating subsidiaries as appropriate;

(ii) Executive shall work closely with the President and Chairman to develop and implement a sales and marketing strategy for the Company, designed to position the Company as a leader in its markets and generate substantial leads for new business;

(iii) Executive shall build and manage a sales and marketing organization and process to implement the Company’s strategy;

(iv) Executive may be requested to assume responsibility for managing the Company’s client services organization once a successful sales and marketing organization has been established;

(v) In addition to managing the sales and marketing organization, Executive shall seek to remain personally involved in the sales process as necessary to generate and close new business transactions for the Company;

(vi) Executive will represent the Company, as a public spokesman, in industry forums, conferences, and industry gatherings;

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(vii) Executive will work with the Chairman, the President and other members of senior management of the Company to identify, target and close complementary acquisitions; and

(viii) Executive will carry out such other duties and responsibilities that are assigned from time to time that are consistent with the foregoing.

During the Employment Period, and excluding any periods of vacation and personal leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, and (B) manage personal investments or other business in which Executive is involved or has an ownership interest, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement, and Executive complies with the Company’s codes of ethics in relation to those outside interests.

(b) Location and Commuting Allowance. The Executive's services shall be performed primarily at the Company’s corporate headquarters located in Irving, Texas. The Executive’s duties will also involve significant travel on Company business. Executive will commute to Irving, Texas on a weekly basis from his home in California. Executive will be expected to spend at least 4 days a week in Irving when not traveling on other Company business or on vacation or other Company approved leave, and will be expected to work from his home on those remaining business days when he is not traveling or in Irving. This commuting period is expected to continue for no more than 27 months from the Effective Date, by which time Executive will be expected to have relocated his residence to the Dallas, Texas area. For a maximum of 27 months from the Effective Date, the Company will reimburse Executive for (i) the cost of an apartment in the Dallas area [up to a maximum of $1500/month (including all related expenses such as furniture, utilities, phone, cable, water/sewer)], (ii) air fare and airport transfers, and (iii) lease payments for a car (not to exceed $350 per month plus reasonable insurance and maintenance costs) to be used in the Dallas area during the commuting period. During the commuting period Executive will receive tax gross up bonus payments on a quarterly quarterly basis to the extent these commuting expense reimbursements are required to be reported as income by the Executive using the same tax gross up process as is used for other executives who have or may commute in a similar fashion. The Company will assume or buyout these leases in the event Executive’s employment is terminated while such leases are in effect; provided that Executive should make reasonable efforts to limit the term of the apartment lease and the car lease to reasonable periods in relation to the then remaining term of the commuting period so that the Company has limited backend risk.

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(c) Compensation. During the Employment Period, the Executive shall receive the following compensation:

(i) An initial annual base salary of $200,000 ("Annual Base Salary"), which shall be paid semi-monthly according to the Company’s standard payroll practice. During the Employment Period, the Annual Base Salary will generally be reviewed at least annually by the Compensation Committee of the Board of Directors, and may be increased in the Committee’s sole discretion. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. Executive’s Annual Base Salary may not be reduced below $200,000;

(ii) The Executive shall receive an aggregate signing bonus of $32,000 payable in quarterly installments of $8,000 each on June 10, 2005, September 10, 2005, January 10, 2006, and March 10, 2006;

(iii) The Executive shall participate in the Company’s Sales Compensation Plan as established by the Compensation Committee of the Board of Directors from time to time. Simultaneously herewith, Executive has been provided with a copy of the Company’s 2005 Sales Compensation Plan and a copy of a 2005 Sales Plan Quota and Rate Sheet to be executed by the Company and the Executive on or before the Effective Date. During the first 12 months of Executive’s employment, there are no guaranteed minimum commissions payable to the Executive. During the period beginning June 1, 2006 and ending May 31, 2007, and during the period beginning June 1, 2007 and ending May 31, 2008, Executive is guaranteed a minimum aggregate commission under the applicable Sales Compensation Plan(s) of $50,000 for each such twelve-month period. Accordingly, in the event the Executive does not receive at least $50,000 in sales commissions during either such 12 month period, then within 30 business days from the end of such period, the Company will pay Executive the difference between $50,000 and the amount of actual commissions paid during such period. In order to more evenly distribute the guaranteed minimum commissions, Executive will receive quarterly draws during these twelve-month periods in an amount equal to the difference between $12,500.00 and the amount of actual commissions payable to Executive for any such quarter in which actual commissions payable are less than $12,500. These quarterly payments shall be treated as draws against future commissions, and shall not be required if Executive has already received at least $50,000 in actual commissions during the applicable twelve-month period;

(iv) Simultaneously with the execution hereof, Executive will receive 50,000 stock options issued pursuant to the Healthaxis Inc. 2000 Stock Option Plan, with 3 year vesting (same as other executive option grants to be made in May 2005), and an exercise price equal to the closing price of the stock on the date of the grant. Thereafter, during the Employment Period, the Executive shall be entitled to

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participate in all equity compensation plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies. Executive acknowledges and agrees that participation in such plans and programs, including additional equity compensation plan awards, if any, will be at the discretion of the Compensation Committee of the Board of Directors, and Executive further acknowledges that additional equity awards made from time to time under such plans or programs may differ between various peer executives;

(v) During the Employment Period, the Executive may, but shall not be entitled to, participate in other incentive and performance based programs in which other peer executives of the Company and its affiliated companies may participate. Executive acknowledges and agrees that participation in such additional programs, if any, will be at the discretion of the Compensation Committee of the Board of Directors, and Executive further acknowledges that other peer executives, particularly those who do not participate in the Sales Compensation Plan, may participate in plans and receive incentive and performance based bonuses and other incentive and performance based compensation for which Executive may not participate, or on a basis that is substantially different than the basis on which the Executive is allowed to participate in such plans;

(vi) During the Employment Period, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies;

(vii) During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies;

(viii) During the Employment Period, the Executive shall be entitled to receive four weeks of vacation under the standard Executive Vacation Policy, and seven days of personal leave under the Company’s standard Paid Time Off policy; and

(ix) During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the standard policies, practices and procedures of the Company.

3. Termination of Employment.

(a) Death or Disability. The Executive's employment shall terminate upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 10(b) of this Agreement of its intention to

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terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall have the meaning set forth in the long-term disability plan providing benefits to employees of the Company and its affiliated companies at the Disability effective date. If there is no long term disability plan in effect for employees at the Disability effective date, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

(b) Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

(i) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates to the extent, degree and level of performance as provided in Section 2(a) (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Company which specifically identifies the manner in which the Company believes that the Executive has not substantially performed the Executive's duties, and such failure is not cured within 30 days (or such longer period as may be stated in the notice) following the date of the notice; or

(ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors or upon the instructions of the Chairman, the President or the CEO of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

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(c) Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

(i) the assignment of the Executive to a position in which the Executive's authority, duties or responsibilities are materially diminished from the authority, duties or responsibilities as contemplated by Section 2(a) of this Agreement, or any other action by the Company or its affiliated companies which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii) any failure by the Company or its affiliated companies to comply with any of the provisions of Section 2(c) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii) the Company's requiring the Executive to be based at any office or location other than as provided in Section 2(b) hereof;

(iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

(v) any failure by the Company to comply with and satisfy Section 9(c) of this Agreement.

For purposes of this Section 3(c), any good faith determination of Good Reason made by the Executive shall be conclusive.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

(e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified

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therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability effective date, as the case may be.

4. Obligations of the Company upon Termination.

(a) Good Reason, Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or death or Disability, or the Executive shall terminate employment for Good Reason:

(i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

A. the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, and (2) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay payable per the standard vacation policy on termination, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), and (2) shall be hereinafter referred to as the "Accrued Obligations"); and

B. an amount equal to the Executive's Annual Base Salary (the “Severance”).

(ii) all stock options, restricted stock or other equity compensation awarded to the Executive by either the Parent or a successor by merger, consolidation or otherwise, including, but not limited to, all awards under the HealthAxis Inc. 2000 Stock Option Plan (as now or hereafter amended and restated), shall become 100% vested and, the stock options shall be exercisable for a period equal to thirty-six (36) months after the Executive's Date of Termination;

(iii) all commissions under the Executive’s Sales Compensation Plan shall shall continue to be paid out per the plan following the Date of Termination for the remaining period that such commissions would have otherwise been paid following a termination under the plan;

(iv) for twelve (12) months after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 2(c)(vii) of this Agreement if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive equivalent medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility;

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(v) the Company shall, at its sole expense as incurred, provide the Executive with outplacement services for a period of twelve (12) months, the provider of which shall be selected by the Executive in his sole discretion; and

(vi) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies, including the obligation to assume or buyout the apartment lease and the car lease as specified in Section 2(b) of this Agreement (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

(b) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

(c) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 4(c) shall include, and the Executive shall be entitled after the Disability effective date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families.

(d) Cause, Other than for Good Reason. If the Executive's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) the Accrued Obligations, (y) the amount of any compensation previously deferred by the Executive, and (z) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

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5. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 10(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

6. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any of its affiliated companies may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except to the extent provided in Section 4(a)(iv) hereof, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or any of its affiliated companies, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

7. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of Section 7(c), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by McGladrey & Pullen or such other certified public

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accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 7(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 7(c), the Company shall control all proceedings taken in

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connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 7(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

8. Non-Compete, Confidential Information and Release.

(a) Covenant Not to Compete.

(i) Compliance with the provisions of this Section 8 are an express condition of the Executive's right to receive payments, vesting, and benefits hereunder. The Executive acknowledges and recognizes the confidential information and records provided by the Company, the Parent, and its subsidiaries, affiliates, successors, and assigns (collectively, the "Employer"), the benefits provided hereunder, and the professional training and experience he will receive from and the contacts he will be provided by the Employer, as well as the highly competitive nature of the Employer's business, and in consideration of all of the above, agrees that during the period beginning on the effective date of the Executive's termination of employment with the Employer (the "Date of Termination") and ending twelve (12) months thereafter (the "Covered Time"), the Executive will not compete with the business of the Employer. For purposes hereof, "competition" shall mean any engaging, directly

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or indirectly, in the "Covered Business" (as hereinafter defined) in any state of the United States of America or any nation in which the Employer is conducting business as of the Date of Termination (the "Covered Area"). For purposes of this Agreement, "Covered Business" shall mean providing any services similar in scope or nature to the services provided by the Executive immediately prior to his Date of Termination. For purposes of this Section 8, the phrase "engaging, directly or indirectly" shall mean engaging directly or having an interest, directly or indirectly, as owner, partner, shareholder, agent, representative, employee, officer, director, independent contractor, capital investor, lender, renderer of consultation services or advice or otherwise (other than as the holder of less than 2% of the outstanding stock of a publicly-traded corporation), either alone or in association with others, in the operation of any aspect of any type of business or enterprise engaged in any aspect of the Covered Business. The Company acknowledges and agrees that the foregoing shall not be construed to prohibit Executive from performing services during the Covered Time as an independent consultant in a manner substantially the same as Executive engaged in immediately prior to joining the Company on June 1, 2005.

(ii) The Executive agrees that during the term of this Agreement (including any extensions thereof) and for the twenty-four (24) months thereafter, he shall not (i) directly or indirectly solicit or attempt to solicit any of the employees, agents, consultants, or representatives of the Employer or affiliates of the Employer to leave any of such entities; or (ii) directly or indirectly solicit or attempt to solicit any of the employees, agents, consultants or representatives of the Employer or affiliates of the Employer to become employees, agents, representatives or consultants of any other person or entity.

(iii) The Executive understands that the provisions of Sections 8(a)(i) and (ii) may limit his ability to earn a livelihood in a business similar to the business of the Employer but nevertheless agrees and hereby acknowledges that the restrictions and limitations thereof are reasonable in scope, area, and duration, are reasonably necessary to protect the goodwill and business interests of the Employer, and that the consideration provided under this Agreement is sufficient to justify the restrictions contained in such provisions. Accordingly, in consideration thereof and in light of the Executive's education, skills and abilities, the Executive agrees that he will not assert that, and it should not be considered that, such provisions are either unreasonable in scope, area, or duration, or will prevent him from earning a living, or otherwise are void, voidable, or unenforceable or should be voided or held unenforceable.

(b) Enforcement.

(i) The parties hereto agree and acknowledge that the covenants and agreements contained herein are reasonable in scope, area, and duration and necessary to protect the reasonable competitive business interests of the Employer, including, without limitation, the value of the proprietary information and goodwill of the Employer.

(ii) The Executive agrees that the covenants and undertakings contained in Section 8 of this Agreement relate to matters which are of a special, unique and

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extraordinary character and that the Employer cannot be reasonably or adequately compensated in damages in an action at law in the event the Executive breaches any of these covenants or undertakings. Therefore, the Executive agrees that the Employer shall be entitled, as a matter of course, without the need to prove irreparable injury, to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any violation or threatened violation of any of such terms by the Executive and such other persons as the court shall order. The Executive agrees to pay costs and legal fees incurred by the Employer in obtaining such injunction.

(iii) Rights and remedies provided for in this Section 8(b) are cumulative and shall be in addition to rights and remedies otherwise available to the parties under any other agreement or applicable law.

(iv) In the event that any provision of this Agreement shall to any extent be held invalid, unreasonable or unenforceable in any circumstances, the parties hereto agree that the remainder of this Agreement and the application of such provision of this Agreement to other circumstances shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitrator making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law, and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants contained in this Agreement, then that unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court or arbitrator determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

(v) In the event of the Executive's breach of this Section 8, in addition to all other rights the Employer may have hereunder or in law or in equity, all payments and benefits hereunder shall cease; all options, stock, and other securities granted by the Employer, including stock obtained through prior exercise of options, shall be immediately forfeited (whether or not vested), and the original purchase price, if any, shall be returned to the Executive; and all profits received through exercise of options or sale of stock, and all previous payments and benefits made or provided hereunder shall be promptly returned and repaid to the Company.

(c) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which

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shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 8(c) constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

(d) Release. The Executive's execution of a complete and general release of any and all of his potential claims (other than for vested benefits described in this Agreement or any other vested benefits with the Company and/or its affiliates) against the Company, any of its affiliated companies, and their respective successors and any officers, employees, agents, directors, attorneys, insurers, underwriters, and assigns of the Company, its affiliates and/or successors, is an express condition of the Executive's right to receive Severance payments, vesting, and benefits hereunder. The Executive shall be required to execute a Waiver and Release Agreement which documents the release required under this Section 8(d), the form of which shall be provided to the Executive by Company.

9. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and/or the Parent to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

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10. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

IF TO THE EXECUTIVE:

Lawrence F. Thompson 8282 N Fourth Street Fresno CA 93720

IF TO THE COMPANY:

HEALTHAXIS, LTD. 7301 N. State Highway 161, Suite 300 Irving, Texas 75039 Attention: President

WITH COPY TO:

HEALTHAXIS, INC. 7301 N. State Highway 161, Suite 300 Irving, Texas 75039 Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

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(f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will". From and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Managers, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE:

/s/ Lawrence F. Thompson

Lawrence F. Thompson

HEALTHAXIS, LTD.

By its General Partner,
HEALTHAXIS MANAGING PARTNER, LLC

By:	/s/ James W. McLane

Its:	President

     The Board of Directors of HEALTHAXIS, INC. (the Parent) has authorized the undersigned officer to execute the foregoing Employment Agreement in order to indicate its approval of such Agreement.

HEALTHAXIS, INC.

By:	/s/ James W. McLane

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